EXHIBIT 10.1
COMMUTATION AND RELEASE AGREEMENT

THIS COMMUTATION AND RELEASE AGREEMENT (the “Agreement”) is made on the 31st day of January 2025 BETWEEN:
(1)R&Q Re (Bermuda) Ltd., acting in respect of the HIIG Segregated Account (in such capacity “RQRE”);
(2)HIIG Re (k/n/a Skyward Re) (“SRE”); and
(3)Houston Specialty Insurance Company, Imperium Insurance Company, and Great Midwest Insurance Company, (each a “Ceding Company,” and collectively, the “Ceding Companies”),
(4)(each a “Party” and together the “Parties”).
WHEREAS:
(A)RQRE is an exempted company incorporated in Bermuda. In or around 2020, R&Q Bermuda (SAC) Limited merged into R&Q Re (Bermuda) Ltd;
(B)SRE is a company incorporated in the Cayman Islands;
(C)The Ceding Companies are licensed insurance companies domiciled in the state of Texas;
(D)
(E)The Ceding Companies and SRE entered into a Loss Portfolio Transfer and Adverse Development Reinsurance Agreement on 1 April 2020 (the “Reinsurance Agreement”) pursuant to which SRE agreed to reinsure certain insurance programs (identified at Exhibit A of the Retrocession Agreement) (the “Underlying Insurance Programs”) underwritten by the Ceding Companies and Oklahoma Specialty Insurance Company, each an affiliate of SRE;
(F)
(G)R&Q Bermuda (SAC) Limited, SRE and, solely for purposes of Article 7, Article 11, Article 12, Article 23, Article 28 (and Article 2 and Article 30 to the extent relating to any of the foregoing) of the Retrocession Agreement, the Ceding Companies, entered into a Loss Portfolio Transfer and Adverse Development Retrocession Agreement on 1 April 2020 (the “Retrocession Agreement”);
(H)
(I)Pursuant to the Retrocession Agreement, RQRE agreed to provide retrocession coverage for certain of SRE’s obligations under the Reinsurance Agreement;
(J)
(K)The Reinsurance Agreement and the Retrocession Agreement each provides that RQRE and SRE shall secure their obligations in respect of the Retrocession Liabilities (as such term is defined in the Statutory Trust Agreements) to each of the Ceding Companies by depositing and maintaining certain assets in trust for the benefit of the Ceding Companies;
(L)
(M)R&Q Bermuda (SAC) Limited, SRE, the Ceding Companies individually, and the Bank of New York Mellon as Trustee, entered into entered into Statutory Trust Agreements on 1 April 2020 (collectively, the “Statutory Trust Agreements”);
(N)
(O)The Parties now wish to close out their respective obligations to each other under the Retrocession Agreement;
(P)
(Q)Article 13 of the Retrocession Agreement provides that such agreement shall be commuted effective at any calendar quarter end with the mutual agreement of R&Q Bermuda (SAC) Limited (now RQRE) and SRE and the Parties have agreed to modify the Retrocession Agreement so as to allow for commutation at the end of a month instead of quarter; and
(R)
(S)In consideration of the promises and covenants set forth herein, and intending to be legally bound, the Parties contract and agree as follows:
1.COMMUTATION AND RELEASE
1.1.The effective date of this Agreement shall be 31 January 2025 (“Effective Date”).
1.2.Prior to the Effective Date, SRE will pull down the funds currently held in a Letter of Credit at Bank of New York-Mellon.
1.3.Within ten (10) calendar days following the date this Agreement is executed RQRE shall pay to SRE the sum of USD 3.5 million (the “Commutation Payment”).
1.4.As soon as practicable following the Effective Date, the Parties shall take all necessary actions to procure the termination and release of any and all letters of credit and trust accounts (including the Statutory Trust Accounts, as defined in the Retrocession Agreement), and terminate the Statutory Trust Agreements.
1.5.Additionally, as of the Effective Date the Ceding Companies shall become entitled to the balance of any and all funds provided by RQRE as collateral for their individual benefit, held in the Statutory Trust Accounts.
1.6.By executing this Agreement and in consideration of the mutual releases, promises and obligations set forth herein, and other consideration under this Agreement including as provided by clauses 1.2 to 1.4 above, as of the Effective Date each Parties’ past, present and future obligations, liabilities, rights and interests under the Retrocession Agreement, whether or not such obligations are due to RQRE, SRE, a Ceding Company or some other party, and the Retrocession Agreement itself, shall be deemed to be commuted, fully and finally settled, discharged, satisfied and/or terminated (as the case may be).

1.7.As of the Effective Date, each Party to this Agreement, on behalf of itself and its parents, subsidiaries, affiliates, officers, directors, predecessors, successors and assigns, hereby releases, discharges and relieves the other Parties and their parents, subsidiaries, affiliates, officers, directors, predecessors, successors and assigns, of or from any and all actions, causes of actions, claims, counter-claims, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, contribution, indemnification, damages, judgments, executions, and demands whatsoever, at law, in equity or otherwise, whether known or unknown, relating directly or indirectly to the Retrocession Agreement except only the obligation to perform the duties established by this Agreement.
1.8.If any settlement requires an affirmative obligation of, results in any ongoing liability to, or prejudices or detrimentally impacts either Ceding Companies or SRE in any way, then such a settlement will require the Ceding Companies’ and/or SRE’s prior written consent (not to be unreasonably withheld or delayed), and Ceding Companies and SRE may, at their own cost and expense, have counsel in attendance at all proceedings and substantive negotiations relating to this Agreement.
1.9.The Parties acknowledge that the Underlying Insurance Programs otherwise remain in full effect.
1.10.If this Agreement is held to be invalid or unenforceable, then the terms and obligations of the Reinsurance Agreement and Retrocession Agreement, including the limits stated in each document, shall be reinstated as of the Effective Date and shall continue in full force in effect.
2.REPRESENTATIONS AND WARRANTIES
2.1.Each of the Parties hereto expressly warrants and represents, as of the Effective Date, that:
(a)it has full power and authority to execute this Agreement and to comply with the provisions of, and perform all its obligations under this Agreement;
(b)this Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors' rights generally, however, for clarification, there is nothing that affects the validity or enforceability of this Agreement stemming from RQRE’s current status;
(c)the entry into and performance by it of this Agreement does not violate (i) any law or regulation of any governmental, regulatory or official authority, or (ii) any agreement, contract or other undertaking to which it is a party or which is binding upon it or any of its assets;

(d)all consents, licences, approvals, and authorizations required in connection with the entry into, performance, validity and enforceability of this Agreement have been obtained and are in full force and effect;
(e)it has taken all corporate and other action required to approve its execution, delivery and performance of this Agreement;
(f)the Scheme Supervisors (as such term is defined in the Scheme) appointed pursuant to the scheme of arrangement entered into between RQRE and certain of its creditors effective 31 January 2025 and attached herein at Appendix 1 (“Scheme”) have approved this Agreement in accordance with the Scheme; and
(g)none of the obligations, liabilities, rights and interests, settled and/or released hereunder have been previously assigned, sold or transferred to any other person or entity not bound by the terms and conditions of this Agreement.
3.MISCELLANEOUS
3.1.If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.
3.2.This Agreement, together with any documents referred to herein, contains the whole agreement between the Parties in respect of the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements, representations or understandings between them relating to such subject matter. The Parties confirm that they have not entered into this Agreement on the basis of any representation that is not expressly incorporated into this Agreement. Without limiting the generality of the foregoing, none of the Parties shall have any remedy in respect of any untrue statement made to him upon which he may have relied in entering into this Agreement, and a Party's only remedy is for breach of contract. However, nothing in this Agreement purports to exclude liability for any fraudulent statement or act.
3.3.No variations of this Agreement shall be effective unless made in writing and signed by each Party.
3.4.This Agreement shall be binding and inure for the benefit of the successors and assigns of the Parties.
4.NOTICES
4.1.Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by email or by delivering the same by hand to the address of the Party in question as set out below (or such other address as such Party shall notify the other Party in accordance with this clause). Any notice sent by email as provided in this clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove that such email was duly despatched to a current email address of the addressee.

To RQRE:
2 Church Street
Hamilton HM11, Bermuda.
Attention:Hillary Jarvis
Email: hillary.jarvis@rqih.com
To SRE:
c/o Marsh Management Services Cayman Ltd.
P.O. Box 1051
Grand Cayman KY1-1102
CAYMAN ISLANDS
Attention: Kieran O’Mahony
Email: Kieran.omahony@marsh.com

With a copy to:
800 Gessner, Suite 600
Houston, TX 77024
Attention: General Counsel
Email: compliance@skywardinsurance.com

To Houston Specialty Insurance Company
800 Gessner, Suite 600
Houston, TX 77024
Attention: General Counsel
Email: compliance@skywardinsurance.com

To Imperium Insurance Company
800 Gessner, Suite 600
Houston, TX 77024
Attention: General Counsel
Email: compliance@skywardinsurance.com

To Great Midwest Insurance Company
800 Gessner, Suite 600
Houston, TX 77024
Attention: General Counsel
Email: compliance@skywardinsurance.com

5.HEADINGS
The headings in this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

6.COUNTERPARTS
This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of a counterpart signature page by email transmission of a PDF file (or similar electronic record, including DocuSign) shall be effective as delivery of an executed counterpart signature page.
7.GOVERNING LAW
The terms and conditions of this Agreement and the rights of the Parties hereunder shall be governed by and construed in all respects in accordance with the laws of the State of Texas. The Parties hereby irrevocably agree that the courts of the State of Texas shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings which may arise out of or in connection with this Agreement.

AGREED by the Parties through their authorised signatories:

For and on behalf of R&Q Re (Bermuda) Ltd., acting in respect of the SRE Segregated Account	For and on behalf of Skyward Re
/s/ Parri I. Spector Name: Parri I. Spector	/s/ Jamie Decker Name: Jamie Decker
Position: CEO Date: Jan 31, 2025	Position: On behalf of Marsh Management Services Cayman, Ltd, As Assistant Secretary Date: 01/30/2025

For and on behalf of Houston Specialty Insurance Company	For and on behalf of Imperium Insurance Company
/s/ Mark Haushill Name: Mark Haushill	/s/ Mark Haushill Name: Mark Haushill
Position: President	Position: President
Date: January 31, 2025	Date: January 31, 2025

For and on behalf of Great Midwest Insurance Company
/s/ Mark Haushill Name: Mark Haushill
Position: President
Date: January 31, 2025